http://www.gses.com

FOR IMMEDIATE RELEASE

GSE Systems Announces First Quarter Financial Results

Baltimore, Maryland, May 12, 2008 -- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and training solutions to the energy, process, manufacturing and government sectors, reported that revenue for the three months ended March 31, 2008 was $7.1 million, a 9.7% decrease from the revenue reported for the three months ended March 31, 2007 of $7.8 million.

GSE reported an operating loss of $174,000 for the first quarter of 2008 as compared to operating income of $452,000 in the first quarter of 2007. Net loss for the March 31, 2008 quarter was $293,000 as compared to a net income of $31,000 for the March 31, 2007 quarter.  Net loss attributed to common shareholders (arrived at by deducting the preferred stock dividends from net income) was $293,000 in the first quarter of 2008 or $0.02 per share on both a basic and diluted basis versus a net loss of $18,000 or $0.00 per share on both a basic and diluted basis for the first quarter of 2007. The remaining outstanding shares of the Company’s Series A Cumulative Convertible Stock were converted to GSE Common Stock on March 7, 2007.

GSE’s backlog as of March 31, 2008 was approximately $28.7 million compared to a backlog of $24.6 million at December 31, 2007.  Backlog is defined as the remaining value of signed contracts or authorizations to commence work and does not include any value for contracts currently being negotiated or for contracts that have been signed since March 31, 2008. Therefore, the backlog reported above does not include any values relating to the previously announced contracts to commence work on a second full scope nuclear simulator for Westinghouse Electric Company’s Haiyang project in China.

 “In our last financial press release in March 2008, we stated that at that time, to the best of our ability, we believed 2008 would be a continuation of the upward trends we have been experiencing in our performance metrics,” stated John V. Moran GSE’s Chief Executive Officer. “We purposefully characterized this outlook in terms of trends, believing that some level of up and down volatility in our financial metrics would continue, as has been the case for some time now. We further stated that as backlog grows and we initiate work on an increasing number of large multiyear contracts, we believed the volatility in our numbers would likely diminish over time. Also highlighted in our March release, our optimism looking forward was based largely on a series of significant business wins and new customer relationships in 2007 that we believe strategically position us to not only maintain our global dominance in the nuclear simulation sector, but also will allow us to continue our penetration of the global non-nuclear simulation and training and educations center markets.”

Moran continued, “We summarized our 2008 outlook by stating that based on our current level of backlog, bid activity and our internal expectations of new business wins, we believe 2008 will be punctuated by a number of large new contract awards and meaningful backlog growth which should translate into accelerating revenue and operating income during the second half of 2008 and beyond. Despite the loss for the current quarter, this outlook for 2008 and beyond remains firmly intact. Our backlog is up modestly versus the beginning of the year and we continue to position ourselves for strategic new business wins from both existing and new customers.”

“We recently announced authorization to start work on a second full scope simulator project for Westinghouse in China. We are now simultaneously working on three new full scope nuclear simulators (two plant specific simulators for the Westinghouse AP1000 design and one pre-construction simulator for the Chinese CRP 1000+ design) versus none at this time a year ago. Based on our customer’s projections for new reactor construction and their power generation start up targets, we continue to believe that GSE will see an acceleration of new nuclear simulator orders as we progress through 2008 and especially into 2009 and beyond. If these expectations are met, 2008 would mark the beginning of a multiyear growth phase in our once near dormant nuclear new build sector and will be a primary contributor to our future growth.”

“Also of recent significance, was our announcement that we have transitioned our training and education center at the University of Strathclyde from demonstration and business development purposes to generating training revenue based on initiating a nuclear power fundamentals training program for a major UK nuclear power generation company. The program is designed to prepare engineers, operators and managers for more advanced nuclear power training in the future.”

“In summary, while we are disappointed with the loss for the quarter, we remain confident in our intermediate term outlook and continue to make substantial progress within our pipeline of opportunities across all of our primary business sectors. Continued patience will be required near term as we work diligently to transition GSE into a multiyear period of positive growth trends in the not too distant future.”

*    *    *

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 343 installations, and 100 customers in more than 40 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our global locations include offices in St. Marys, Georgia; Atlanta, Georgia; Sweden; and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

AT THE COMPANY                                                                INVESTOR RELATIONS CONTACT
John V. Moran                                                                           Feagans Consulting Inc.
Chief Executive Officer                                                             Neal Feagans
Phone: 410-277-3741                                                                 Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended
	March 31,
	2008	2007

Contract revenue	$7,083	$7,845
Cost of revenue	5,218	5,651

Gross profit	1,865	2,194

Operating expenses	2,039	1,742

Operating income (loss)	(174)	452

Other expense, net	(60)	(315)

Income (loss) before income taxes	(234)	137

Provision for income taxes	59	106

Net income (loss)	(293)	31

Preferred stock dividends	-	(49)

Net loss attributed to common shareholders	$(293)	$(18)

Basic loss per common share	$(0.02)	$-
Diluted loss per common share	$(0.02)	$-

Weighted average shares outstanding - Basic	15,519,413	11,709,613
Weighted average shares outstanding - Diluted	15,519,413	11,709,613

GSE SYSTEMS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(in thousands)

	March 31, 2008	December 31, 2007

Cash and cash equivalents	$ 4,080	$ 8,172
Current assets	21,834	22,015
Total assets	28,496	28,364

Current liabilities	$ 7,612	$ 7,304
Long-term liabilities	734	695
Stockholders' equity	20,150	20,365